Exhibit 99.1

Amarin Reports Second Quarter 2011 Results

- Company on Track for NDA Filing this Quarter-

- Conference Call Set for 8:00 am EDT August 10 -

MYSTIC, CT and DUBLIN, August 9, 2011 – Amarin Corporation plc (NASDAQ: AMRN), a clinical-stage biopharmaceutical company focused on cardiovascular disease, today reported financial and operating results for the quarter ended June 30, 2011 (Q2 2011). Highlights since the Company’s last quarterly report included:

•

Successful completion of ANCHOR trial, a pivotal Phase 3 study of AMR101 in the treatment of patients with high triglycerides as an add-on to statin therapy, in which all primary and secondary endpoints were achieved or exceeded

•	Completion of all pre-clinical and clinical studies needed to clear the path for planned Q3 2011 NDA filing of AMR101

•	Created extensive added supply chain strength and flexibility with the addition of new suppliers to supplement existing suppliers

•	Multiple additional patent applications filed based on positive but unexpected findings from ANCHOR trial

•	Cash balance at end of second quarter increased to $131.4 million

Q2 2011 Financial Update

Amarin’s cash and cash equivalents as of June 30, 2011 totaled approximately $131.4 million, up from $129.5 million at March 31, 2011. Cash and cash equivalents during the three months ended June 30, 2011 increased due to the receipt of $8.5 million in net proceeds from the exercise of 5.8 million warrants for the purchase of the Company’s American Depositary Shares (ADSs), each representing one ordinary share, and $3.2 million in net proceeds from the exercise of stock options for the purchase of 1.2 million ADSs. These cash proceeds were partially offset by cash outflows for operating purposes of $10.8 million for the three months ended June 30, 2011, as compared to $8.2 million in cash outflows for the same period of 2010.

At June 30, 2011, there were outstanding 132,785,804 shares held as ADSs and an additional 378,026 ordinary shares. Also at June 30, 2011, there were outstanding warrants to purchase 23,664,090 ADSs and stock options to purchase 10,152,337 ADSs.

The Company reported net loss of $202.1 million, or $1.58 loss per share (basic and diluted), during the three months ended June 30, 2011, as compared to a net loss of $41.4 million, or $0.42 loss per share (basic and diluted), in the same period of the prior year. The Company’s net loss in Q2 2011 reflects a non-cash expense of $185.4 million from a change in the fair value of a warrant derivative liability. In accordance with U.S. generally accepted accounting principles (U.S. GAAP), the fair value of the derivative related to warrants issued in conjunction with the Company’s 2009 equity financing was recorded as a non-cash liability, and this liability is re-measured at each reporting period. Changes in fair value from period to period are recorded as gains or losses. Upon exercise of the warrants, the fair value of the warrants exercised is reclassified from liabilities to equity. Excluding this non-cash derivative liability, the Company’s liabilities reported as of June 30, 2011 totaled approximately $4.3 million, primarily consisting of accrued expenses and accounts payable from operating activities.

New Drug Application (NDA) On-track for Q3 Submission

Amarin currently plans to submit a NDA to the FDA in the current quarter, requesting approval to market and sell AMR101 for the indication studied in the MARINE trial - reduction in triglycerides in patients with very high triglycerides (>500 mg/dL). The Company expects to submit the ANCHOR trial safety and efficacy results as part of the MARINE indication NDA.

As previously described, and in accordance with the Special Protocol Assessment (SPA) agreement for the ANCHOR trial, in order to request approval for an indication based on the ANCHOR trial results - reduction in triglycerides in patients with high triglycerides (>200 and <500mg/dL) who are also on statin therapy for elevated LDL-cholesterol levels, a cardiovascular outcomes study must be substantially underway.

Commercial Opportunity

The Company believes that the treatment of high triglycerides in patients on statins represents a major commercial opportunity for AMR101 as a potential first-in-class prescription medicine for this indication, and a potential best-in-class prescription medicine for the treatment of very high triglycerides. It is estimated that more than 100 million people in the major markets of the world have high triglycerides including approximately 40 million people in the U.S. alone, the majority of whom have mixed dyslipidemia.

“As Amarin prepares to submit the AMR101 NDA, we are poised to achieve yet another key milestone in the process of moving the drug closer to commercialization,” stated Joseph Zakrzewski, Executive Chairman and Chief Executive Officer of Amarin. “We believe that AMR101 is well positioned to be a catalyst in an emerging paradigm shift toward the increased treatment of lipid levels separate from and in addition to cholesterol management to reduce residual cardiovascular risk. We believe there is a large unmet need for such treatment and AMR101 has the potential to redefine lipid management therapy.”

Anticipated Presentations

As part of the Company’s overall program for communicating further details of its clinical results, the following are upcoming:

•	Presentation of clinical trial results in peer-reviewed forums:

•

MARINE results oral presentations at the annual meeting of the European Society of Cardiology (ESC) in Paris, August 29, and at the annual meeting of the American Heart Association in Orlando, Florida, November 15;

•	ANCHOR results oral presentation at the annual meeting of the American Heart Association in Orlando, Florida, November 16;

•	Publication of clinical trial results:

•	MARINE results publication: multiple publications planned, commencing with The American Journal of Cardiology scheduled for publication in September

•	ANCHOR results publication: multiple publications being planned commencing after peer-review presentation of results

In addition, Amarin is scheduled to present at various upcoming investor conferences, including Canaccord Genuity Growth Conference (Boston, August 11), the Wedbush 2011 Life Sciences Conference (New York City, August 17) and the UBS Global Life Sciences Conferences (New York City, September 19-21).

Conference Call and Webcast Information

Amarin will host a conference call at 8:00 am EDT (12 pm UTC/GMT) tomorrow, August 10, 2011 to discuss its Q2 financial results and operational priorities. To participate in the call, please dial (877) 407-0778 within the U.S. or (201) 689-8565 from outside the U.S. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call dial (877) 660-6853 (inside the U.S.) or (201) 612-7415 (outside the U.S.). A replay of the call will also be available via the Company’s website shortly after the call. For both dial-in numbers please use account number 286 and conference ID 376267. The conference call can also be heard live via the investor relations section of the Company’s website at www.amarincorp.com.

About AMR101

AMR101 is a prescription-grade omega-3 fatty acid, comprising not less than 96% ultra pure icosapent ethyl (ethyl-EPA), that Amarin is developing as a potentially best-in-class prescription medicine for the treatment of patients with very high triglyceride levels (>500 mg/dL) and as a potentially first-in-class therapy for patients with high triglyceride levels (>200 and <500mg/dL) who are also on statin therapy for elevated LDL-cholesterol levels (which we refer to as mixed dyslipidemia). Significant scientific and clinical evidence support the efficacy and safety of ethyl-EPA in reducing triglyceride levels.

About Amarin

Amarin Corporation plc is a clinical-stage biopharmaceutical company with expertise in lipid science focused on the treatment of cardiovascular disease. The Company’s lead product candidate is AMR101 (icosapent ethyl). The Company reported positive, statistically significant top-line results for both of its two pivotal Phase 3 clinical trials, the MARINE trial (investigation of AMR101 as a treatment for patients with very high triglycerides [>500 mg/dL]), as reported on November 29, 2010 and the ANCHOR trial (investigation of AMR101 for the treatment of patients on statin therapy with high triglycerides [>200 and <500mg/dL] with mixed dyslipidemia), as reported on April 18, 2011. Both the MARINE and the ANCHOR trials were conducted under Special Protocol Assessment (SPA) agreements with the U.S. Food and Drug Administration (FDA). Amarin also has next-generation lipid candidates under evaluation for preclinical development.

Disclosure Notice

This press release contains forward-looking statements, including statements about the efficacy and safety of the Company’s product candidates, clinical trial results, the timing of data publication and presentation, NDA submission timing, the timing of initiating, enrolling and completing a planned cardiovascular outcomes study and the status of negotiations with contract research organizations in connection with such study, commercialization of product candidates, establishing greater product supply capacity and adding suppliers and the ability of Company to achieve current operating priorities. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: anticipated operating losses and the likely need for additional capital to fund future operations and the planned cardiovascular outcomes study; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; risks associated with qualifying new contract manufacturers prior to commercial launch; the risk that SPAs are not a guarantee that FDA will accept an NDA or approve a product candidate upon submission; the risk that historical clinical trial enrolment and randomization rates may not be predictive of future results; risks associated with our intellectual property including the risk that our recently filed patent applications may not issue; dependence on third-party manufacturers, suppliers and collaborators; significant competition; loss of key personnel; and uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation. A further list and description of these risks, uncertainties and other matters can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. The Company’s product candidates are in various stages of development and are not available for sale or use outside of approved clinical trials. Nothing in this press release should be construed as marketing the use of such product candidates.

SOURCE Amarin Corporation plc

Investor Contact Information:

Stephen D. Schultz

Senior Director Investor Relations and Corporate Communications

In U.S.: +1 (860) 572-4979 Ext.292

investor.relations@amarincorp.com

Lee M. Stern

The Trout Group

In U.S.: +1 (646) 378-2922

lstern@troutgroup.com

Media Contact Information:

David Schull or Martina Schwarzkopf, Ph.D.

Russo Partners

In U.S.: +1 (212) 845-4271 or +1 (212) 845-4292 (office)

david.schull@russopartnersllc.com

martina.schwarzkopf@russopartnersllc.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	June 30, 2011	December 31, 2010
	(in thousands)
ASSETS

Cash and cash equivalents	$131,446	$34,442

Total Assets	$135,520	$35,367

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities (excluding warrant derivative liability)	$4,251	$7,665

Total shareholders’ (deficit) equity	$(154,715)	$(202,367)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three Months Ended June 30 (in thousands, except share and per share amounts)		Six Months Ended June 30 (in thousands, except share and per share amounts)
	2011	2010	2011	2010

Revenues	$—	$—	$—	$—
OPERATING EXPENSES:
Research and development(1)	5,189	7,771	9,638	12,924
Marketing, general and administrative(1)	10,025	2,818	12,751	5,071

Total operating expenses	15,214	10,589	22,389	17,995

Operating loss	15,214	10,589	22,389	17,995
Loss on change in fair value of derivative liability(2)	185,359	29,920	160,017	32,032
Interest (income) expense, net	(94)	1	(95)	14
Other (income) expense, net	(11)	830	(88)	493

Loss from operations before taxes	200,468	41,340	182,223	50,534
Provision (benefit) for income taxes	1,635	17	1,586	34

Net and comprehensive loss	$202,103	$41,357	$183,809	$50,568

Loss per share:
Basic and diluted	$1.58	$0.42	$1.46	$0.51

Weighted average shares:
Basic and diluted	128,360	98,906	125,907	98,844

(1)	A substantial portion of the Company’s marketing, general and administrative costs represents non-cash warrant based compensation to former employees. Excluding non-cash stock and warrant based compensation, research and development expenses were $4,959 and $7,429 for the three months ended June 30, 2011 and 2010, respectively and marketing, general and administrative expenses were $3,400 and $1,786, respectively, for the same periods.
(2)	Non-cash charges result from changes in the fair value of the warrant derivative liability. This liability is revalued at each reporting period and, upon exercise of warrants, is reclassified at fair value from liability to stockholders’ equity. These warrants are valued using the Black-Scholes option pricing model, they are classified for accounting purposes as financial derivatives because, under certain circumstances, the exercise price of the warrants could increase.